Exhibit 99.1

INDEX TO AMAZYS FINANCIAL STATEMENTS

Page
Report of Independent Auditors	F-2

Audited U.S. GAAP Financial Statements as of December 31, 2005 and 2004 and for the years then ended	F-3

Report of Independent Auditors

The Board of Directors and Shareholders of Amazys Holding AG:

We have audited the accompanying consolidated balance sheets of Amazys Holding AG and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amazys Holding AG and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG AG

/s/ ERIC OHLUND	/s/ MARTIN MATTES
Eric Ohlund	Martin Mattes

Zurich, Switzerland

March 17, 2006

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands of Swiss Francs)

	December 31, 2005		December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	CHF	36,151	CHF	32,884
Accounts receivables, less allowance of CHF1,082 in 2005 and CHF1,177 in 2004		25,073		19,874
Inventories		15,764		15,444
Deferred income taxes		1,090		853
Prepaid expenses and other current assets		3,504		3,483

		81,582		72,538

Property plant and equipment:
Land		405		351
Buildings		10,247		9,171
Machinery and equipment		24,768		19,178
Furniture, office equipment and software		5,147		3,711
Construction in progress		—		94

		40,567		32,505
Less accumulated depreciation		(28,449)		(23,806)

		12,118		8,699

Other assets:
Goodwill		16,075		14,506
Intangible assets, net		5,467		5,556
Deferred income taxes		9,381		3,319
Other non-current assets		1,572		1,442

		32,495		24,823

	CHF	126,195	CHF	106,060

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	CHF	10,647	CHF	7,880
Accrued liabilities:
Payroll and employee benefits		8,199		9,675
Income taxes		2,948		3,612
Deferred revenue		2,168		1,745
Prepayments from customers		1,087		909
Warranty		998		870
Deferred income taxes		1,216		1,192
Other		3,442		2,212

Total current liabilities		30,705		28,095

Long-term liabilities:
Deferred income taxes		523		403
Other long-term liabilities		401		33

Total long-term liabilities		924		436

Shareholders’ equity:
Common stock, CHF2.40 par value, 3,686,100 shares authorized; 3,232,950 shares issued (3,207,450 outstanding) in 2005 and 3,178,800 shares issued (3,162,924 outstanding) in 2004		7,759		7,629
Additional paid-in capital		32,465		31,356
Retained earnings		58,451		50,434
Accumulated other comprehensive loss		(1,755)		(8,461)
Deferred stock-based compensation		(556)		(2,584)
Treasury shares at cost (25,500 shares in 2005 and 15,876 shares in 2004)		(1,798)		(845)

		94,566		77,529

	CHF	126,195	CHF	106,060

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of Swiss Francs, except per share data)

	For the Year Ended
	December 31, 2005		December 31, 2004
Net sales	CHF	143,050	CHF	135,379
Cost of sales		69,414		60,175

Gross profit		73,636		75,204

Operating expenses:
Selling and marketing		36,374		29,741
General and administrative		12,913		12,196
Research and development		15,243		14,318
Amortization of intangible assets		618		1,721

Total operating expenses		65,148		57,976

Operating income		8,488		17,228

Interest income		454		244
Interest expense		(18)		(3)
Other, net		879		(485)

Income before income taxes		9,803		16,984

Income tax benefit (expense)		1,404		(2,317)

Net income	CHF	11,207	CHF	14,667

Earnings per share
Basic net income per share	CHF	3.52	CHF	4.69
Diluted net income per share	CHF	3.47	CHF	4.61

Weighted average number of shares outstanding
Basic		3,186		3,130
Diluted		3,233		3,182

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands of Swiss Francs, except share data)

	Common Stock		Additional Paid-in Capital		Retained Earnings		Accumulated Other Comprehensive Loss		Deferred stock-based Compensation	Treasury Shares		Total Shareholders’ Equity
Balances at January 1, 2004	CHF	9,471	CHF	30,954	CHF	35,767	CHF	(4,675)	CHF(2,860)	CHF	(2,973)	CHF	65,684
Net income		—		—		14,667		—	—		—		14,667
Foreign currency translation adjustment, net of tax		—		—		—		(3,786)	—		—		(3,786)

Total comprehensive income													10,881
Capital reduction paid CHF 0.60 per share		(1,897)		—		—		—	—		—		(1,897)
Issuance of 21,950 shares of common stock under employee benefit plans		55		445		—		—	—		—		500
Purchase of 5,350 treasury shares		—		—		—		—	—		(258)		(258)
Sale of 7,835 treasury shares		—		329		—		—	—		381		710
Employee share grants		—		(372)		—		—	(1,633)		2,005		—
Amortization of deferred stock-based compensation		—		—		—		—	1,909		—		1,909

Balances at December 31, 2004		7,629		31,356		50,434		(8,461)	(2,584)		(845)		77,529
Net income		—		—		11,207		—	—				11,207
Foreign currency translation adjustment net of tax		—		—		—		6,706	—		—		6,706

Total comprehensive income													17,913
Cash dividends declared of CHF1.00 per share		—		—		(3,202)		—	—		—		(3,202)
Issuance of 54,150 shares of common stock under employee benefit plans		130		853		—		—	—		—		983
Purchase of 27,083 treasury shares		—		—		—		—	—		(2,035)		(2,035)
Sale of 17,459 treasury shares		—		256		—		—			1,082		1,338
Tax credits relating to stock options		—		—		12		—	—		—		12
Amortization of deferred stock-based compensation		—		—		—		—	2,028		—		2,028

Balances at December 31, 2005	CHF	7,759	CHF	32,465	CHF	58,451	CHF	(1,755)	CHF(556)	CHF	(1,798)	CHF	94,566

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of Swiss Francs)

	For the Year Ended
	December 31, 2005		December 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	CHF	11,207	CHF	14,667
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		4,959		5,369
Allowance for doubtful accounts		(127)		(295)
Deferred income taxes		(5,412)		(1,583)
Loss on disposal of property and equipment		3		9
Equity compensation plans		1,852		1,477
Share grants		176		432
Changes in operating assets and liabilities
Accounts receivable		(3,378)		55
Inventories		867		(1,168)
Prepaid expenses and other current assets		(365)		(876)
Accounts payable		1,863		1,002
Income taxes payable		(784)		2,253
Deferred revenue		(566)		2,156
Other current and non current liabilities		790		301

Net cash provided by operating activities		11,085		23,799

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment		(4,737)		(3,215)
Acquisitions of subsidiaries, net of cash acquired		(279)		(5,682)
Purchase of intangible assets		(2,714)		(2,575)
Proceeds from disposal of property and equipment		111		178

Net cash used for investing activities		(7,619)		(11,294)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid		(3,202)		—
Issuance of common stock		983		500
Capital reduction paid		—		(1,897)
Proceeds from sale of treasury stock		1,338		388
Purchase of treasury stock		(2,035)		(234)
Re-payment of short-term debts, net		(22)		(23)

Net cash used for financing activities		(2,938)		(1,266)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS		2,739		(1,728)

NET INCREASE IN
CASH AND CASH EQUIVALENTS		3,267		9,511
CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR		32,884		23,373

CASH AND CASH EQUIVALENTS AT END OF YEAR	CHF	36,151	CHF	32,884

The accompanying notes are an integral part of these statements.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—THE COMPANY AND OTHER INFORMATION

Amazys Holding AG and its subsidiaries (collectively, “Amazys”) is a color management solutions company that, under the brand GretagMacbeth, develops, markets and supports hardware, software and services to measure and communicate color in all markets where color is important. Amazys offers components that can be embedded in printers and other devices, easy-to-use, off-the-shelf solutions, as well as comprehensive color management solutions that include training, support and professional services.

Products are sold worldwide through Amazys’ own sales personnel and through independent sales representatives, distributors and dealers. Amazys is headquartered in Regensdorf, Switzerland. In addition, Amazys has locations in the United States of America (“USA”), Germany, United Kingdom, Hong Kong, France, Italy, Russia, China and Japan. Manufacturing facilities are located in Switzerland, the USA, Germany and Italy.

Amazys’ primary format for segment reporting is business segments and the secondary format is geographical segments. The risks and returns of Amazys’ operations are primarily determined by the different products that Amazys produces rather than the geographical location of Amazys’ operations. This is reflected by Amazys’ management and organizational structure and internal financial reporting systems.

Amazys’ two segments are “Color and Appearance” and “Digital Imaging”. Color and Appearance includes bench-top (laboratory), online and portable spectrophotometers, as well as software for quality control and color formulation. Digital Imaging is focused on controlling color in applications where the final output is an image such as a photograph, brochure, catalog, large-format poster or internet web page.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Amazys Holding AG, and its controlled subsidiaries, all of which are wholly-owned. All inter-company accounts and transactions have been eliminated in consolidation. The financial year for all consolidated companies ends on December 31.

Cash and Cash Equivalents

For the purposes of the consolidated balance sheets and consolidated statements of cash flows, all highly liquid investments with original maturities of three months or less are considered cash equivalents.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in operating activities in the consolidated statements of cash flows. The allowance for doubtful accounts is Amazys’ best estimate of the amount of probable credit losses in Amazys’ outstanding accounts receivable. Amazys reviews its allowance for doubtful accounts quarterly. Amazys determines the recorded allowance for doubtful accounts based on known customer exposures, historic credit experience and the specific identification of potentially uncollectible accounts. Account balances are charged off against the allowance after all means of collection have been exhausted. Actual collections may differ, requiring adjustments to the amount of the allowance previously recorded.

Amazys does not have any off-balance-sheet credit exposure related to its customers.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories

Inventories are stated at the lower of cost or market, using the first-in, first-out (“FIFO”) method. Cost includes raw materials and labor, plus applied direct and indirect costs. Cash flows from the sale of inventory and the related cash receipts are classified as operating cash flow on the consolidated statements of cash flows.

Components of inventories are summarized as follows (in thousands):

	At December 31,
	2005		2004
Raw materials	CHF	7,982	CHF	8,204
Work in process		1,582		2,110
Consumable parts		2,039		1,886
Finished goods		4,161		3,244

	CHF	15,764	CHF	15,444

Property, Plant, and Equipment

Property plant and equipment are stated at cost, less accumulated depreciation, and are depreciated on a straight-line basis over the estimated useful lives of the related assets. When assets are sold or retired, their cost and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the consolidated statement of operations.

The initial cost of property, plant and equipment comprises its purchase price and any directly-attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures that are incurred after the assets have been placed into operation, such as repairs and maintenance and overhaul costs, are normally charged to the consolidated statement of operations during the period in which the costs are incurred. In situations where it can be clearly demonstrated that the expenditures will result in an increase in future economic benefits, the expenditures are capitalized.

Costs related to internally developed software and software purchased for internal uses are capitalized in accordance with Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use.

The estimated useful life of depreciable assets range as follows:

Asset Category	Range of Useful Life
Plant and office buildings	10 to 30 years
Plant equipment, including tooling and machines	3 to 10 years
Computers, software and furniture	3 to 5 years

Software Development Costs

Costs incurred for research and development of new software products, and enhancements to existing software products are expensed as incurred until technological feasibility is achieved. After technological feasibility is achieved, any additional direct costs incurred through the point in time that the product is available for general release are capitalized and then amortized.

Amortization expense is recorded using the straight-line method of amortization over the useful life for a period not exceeding three years.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amazys capitalized CHF1.8 million and CHF 2.1 million in software development costs during the years ended December 31, 2005 and 2004, respectively. These amounts are presented as a component of intangible assets in the accompanying consolidated balance sheets. Amortization expense was CHF 1.5 million and CHF 1.1 million during the years ended December 31, 2005 and 2004, respectively.

Business Combinations

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, Amazys utilizes the purchase method of accounting for business combinations. Business combinations accounted for under the purchase method include the results of operations of the acquired business from the date of acquisition. Net assets of Amazys acquired and intangible assets that arise from contractual and or legal rights, or are capable of being separated, are recorded at their fair values at the date of acquisition. The balance of the purchase price after fair value allocations represents goodwill. Any amounts allocated to in-process research and development are expensed in the period of acquisition.

Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to further cash inflows and outflows, discount rates, asset lives and market multiples, among other things.

Contingent consideration arising from business combinations is accounted for based on EITF 95-8 Accounting for Contingent Consideration Paid to the Shareholder of an Acquired enterprise in a Purchase Business Combination. Any instance in which contingent consideration is subject to legal forfeiture tied to post acquisition employment is viewed as a strong indicator that the consideration is compensation related, and thus charged to operations over the service period based on a model of probability.

Goodwill and Intangible Assets

Goodwill is tested for impairment each year at the end of the year, or more frequently, if a significant event occurs under the guidance of SFAS No. 142, Goodwill and Other Intangible Assets that provide an indicator of impairment. Intangible assets with finite lives are amortized based over their estimated useful lives and tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Amazys uses estimates in determining the value of goodwill and intangible assets, including estimates of useful lives of intangible assets, discounted future cash flows and fair values of the related operations. Amazys forecasts discounted future cash flows at the reporting unit level based on estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts and general market conditions.

Long-Lived Assets

Amazys assesses its long-lived assets for impairment whenever facts and circumstances indicate that the carrying amount may not be fully recoverable in accordance with SFAS No. 144, Accounting for the Impairment of Long-lived Assets. To analyze recoverability, Amazys projects undiscounted net future cash flows over the remaining life of such assets. If these projected cash flows are less than the carrying amount, an impairment would be recognized, resulting in a write-down of assets with a corresponding charge to earnings. Impairment losses, if any, are measured based upon the difference between the carrying amount and the fair value of the assets.

During the years ended December 31, 2005 and 2004, there were no indicators of impairment with respect to Amazys’ long-lived assets.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Warranty Costs

Amazys offers industry standard warranties on hardware products. Standard warranty accruals represent the estimated cost of projected warranty claims and are based on historical and projected product performance trends, business volume assumptions, supplier information and other business and economic projections. Amazys attempts to limit its exposure to warranty claims through continued quality control efforts during the manufacturing process.

A summary of the warranty accrual activity is as follows (in thousands):

	Year Ended December 31,
	2005		2004
Beginning balance at January 1	CHF	870	CHF	859
Additional provisions		783		845
Utilized during the year		(655)		(834)

Ending balance at December 31	CHF	998	CHF	870

Warranty expense is classified within cost of sales in the accompanying consolidated statements of operations.

Contingencies

An estimated loss for a contingency is charged to the consolidated statement of operations if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. Amazys evaluates, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply toward taxable income in the years in which those temporary differences are anticipated to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Revenue Recognition

Net sales consist primarily of revenue from the sale of hardware, computer software, training, service and support contracts, and other non-recurring engineering service. Amazys recognizes revenue pursuant to applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended, and also Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition.

Amazys recognizes revenue when it is realized, or realizable and earned. Amazys considers revenue realized, or realizable and earned, when it has persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collection is probable. Delivery does not occur until products have been

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

shipped or services have been provided to the customer, and title and risk of loss is transferred to the customer. Amazys records reductions to revenue for any estimated commitments related to customer incentive programs, including reseller and end-user rebates, and other sales programs and volume-based incentives. The estimated cost of these programs is accrued as a reduction of revenue in the period Amazys has sold the product and committed to the relevant program.

Unearned revenue is recorded for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but the criteria for revenue recognition have not been met.

In addition to the aforementioned general policies, the following are the specific revenue recognition policies for each major category of revenue.

Hardware

Revenue from hardware sales is generally recognized when the product is shipped to the customer and the title and risk of loss is transferred to the customer. For all hardware sales, Amazys uses a signed contract as evidence of an arrangement, or in situations in which contracts are not traditionally obtained a binding purchase order. Sales through some Original Equipment Manufacturers (“OEM’s”) are validated with a master agreement governing the relationship together with binding purchase orders on a transaction-by-transaction basis. Amazys’ arrangements do not generally include acceptance clauses.

Computer Software

Revenue from perpetual (one-time-charge) licensed software is recognized at the inception of the license term in accordance with SOP 97-2. Revenue from term (monthly or yearly license charge) arrangements is recognized on a subscription basis over the period that the customer uses the license. Revenue to the extent allocated to maintenance, unspecified upgrades and technical support is recognized over the period such items are delivered. In multiple-element revenue arrangements that include software that is more than incidental to the product or services as a whole (software multiple-element-arrangements), software and software related elements are accounted for in accordance with the following policies:

A software multiple-element arrangement is separated into more than one unit of accounting if all of the following criteria are met:

•	The functionality of the delivered element(s) is not dependent on the undelivered element(s).

•	There is vendor-specific objective evidence (“VSOE”) of fair value of the undelivered element(s).

•	Delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).

If these criteria are not met, the revenue is deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If there is VSOE for all units of accounting in an arrangement, the arrangement consideration is allocated to the separate units of accounting based on each unit’s relative VSOE. There may be cases, however, in which there is VSOE of the undelivered item(s) but no such evidence exists for the delivered item(s). In these cases, the residual method is used to allocate the arrangement’s delivered item(s), which equals the total arrangement consideration less the aggregate VSOE of the undelivered elements.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Service and Support Contracts

Service and support revenues are recognized ratably over the service period (typically one year), assuming the four basic criteria are met.

Customer Development Revenue

Amazys earns revenue from certain custom development projects for strategic technology partners and specific clients. Amazys records the revenue from these projects when the fee is earned, is not refundable and is not dependent upon the success of the project.

Comprehensive Income

Comprehensive income is defined as the change in equity of a company during a period from non-owner sources. Comprehensive income of Amazys for the years ended December 31, 2005 and 2004 consisted of net income (CHF 11.2 million in 2005 and CHF 14.7 million in 2004), foreign currency translation adjustments (CHF 6.7 million credit in 2005 and CHF and CHF 3.8 million charge in 2004). Total comprehensive income was CHF 17.9 million during the year ended December 31, 2005 and CHF 10.9 million during the year ended December 31, 2004.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to CHF 2.0 million and CHF 1.9 million during the years ended December 31, 2005 and 2004, respectively. Such amounts are reflected as a component of Selling and Marketing costs in the accompanying consolidated statements of operations.

Shipping and Handling Fees and Costs

Amazys records all shipping and handling billings to a customer in a sales transaction as revenue earned for the goods provided in accordance with the Emerging Issues Task Force (“EITF”) Issue 00-10, Accounting for Shipping and Handling Fees and Costs. Amazys records shipping and handling costs as part of cost of goods sold in the consolidated statement of operations.

Concentrations of Credit Risk

Other than with respect to certain major customers discussed in Note 9, Amazys has no significant concentrations of credit risk.

Amazys has policies in place to ensure that sales of products and services are made to customers with an adequate credit history. Concentrations of credit risk with respect to trade receivables are limited due to Amazys’ large number of customers, who are internationally dispersed. Amazys’ historical experience in collection of accounts receivable falls within recorded allowances. Due to these factors, management believes that no additional credit risk beyond amounts provided for collection losses is inherent in Amazys’ trade receivables.

Shareholders’ Equity

During the year ended December 31, 2004 the following changes in capital were approved by resolution of the Annual Shareholders’ Meeting of May 4, 2004:

•

A payment in the form of a capital reduction of CHF 0.60 per share. The capital reduction was in the form of a reduction in the nominal value of each common share from CHF 3.00 per share to CHF 2.40 per share.

•	Reduction of the conditional share capital from CHF 1.4 million by CHF 0.3 million to CHF 1.1 million

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Option Plans

SFAS No. 123, Accounting for Stock-Based Compensation, allows companies to either expense the estimated fair value of stock-based awards or to continue to follow the intrinsic value method set forth in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. Amazys has elected to continue to apply APB 25 in accounting for its stock-based compensation plans and disclose the pro forma effects of applying the fair value provisions of SFAS No. 123. Amazys recognizes compensation expense when it grants options with a discounted exercise price. Amazys recognizes this compensation expense ratably over the associated service period, which is generally the option vesting term.

Had the compensation cost for stock-based compensation plans been determined based on the fair value at the grant dates for awards under plans consistent with the method prescribed in SFAS No. 123, Amazys’ net income and net income per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

	Year Ended December 31,
	2005		2004
Net income, as reported	CHF	11,207	CHF	14,667
Add back: Stock-based compensation expense included in reported net income (net of income taxes)		2,028		1,909
Deduct: Compensation expense using a fair value method (net of income taxes)		(2,401)		(2,267)

Pro forma net income	CHF	10,834	CHF	14,309

Basic net income per share:
As reported	CHF	3.52	CHF	4.69
Pro forma	CHF	3.40	CHF	4.57

Diluted net income per share:
As reported	CHF	3.47	CHF	4.61
Pro forma	CHF	3.35	CHF	4.50

The weighted-average fair value per share of options granted during 2005 and 2004, estimated on the date of grant using a binomial option-pricing module, was CHF 13.49 and CHF13.11, respectively. The fair value of options granted was estimated on the date of grants using the following assumptions:

Year Ended December 31,
	2005	2004
Dividend yield	1.0% – 1.5%	1.0% – 2.1%
Volatility	20% – 31%	23% – 59%
Risk - free interest rates	1.5% – 2.3%	2.2% – 2.3%
Expected term of options	7 years	7 years

Per Share Data

For the purpose of calculating diluted earnings per share, the net income attributable to common shareholders and the weighted average number of shares outstanding are adjusted for the effects of all dilutive potential common shares from the exercise of share options using the treasury stock method. The number of

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common shares is the weighted average number of common shares plus the weighted average number of common shares which would be issued on the conversion of all the dilutive potential common shares into common shares.

The following table reconciles the numerators and denominators used in the calculations of basic and diluted EPS for each of the last two years (in thousands):

	Year Ended December 31,
	2005		2004
Numerators:
Net income numerators for both basic and diluted EPS	CHF	11,207	CHF	14,667

Denominators:
Denominators for basic EPS Weighted-average common shares outstanding		3,186		3,130
Potentially dilutive shares Stock options		47		52

Denominators for diluted EPS		3,233		3,182

Foreign Currency Translation

The accompanying consolidated financial statements are prepared in Swiss Francs. All consolidated companies use their local currency as their functional currency. Assets and liabilities of foreign subsidiaries are denominated in foreign currencies and are translated to Swiss Francs at the exchange rates in effect on the balance sheet date. Revenues, costs of revenues and expenses for these subsidiaries are translated using a weighted average rate for the relevant reporting period. Translation adjustments resulting from this process are included, net of tax, in other comprehensive income (loss) in shareholders’ equity. Gains and losses that arise from exchange rate fluctuations for balances that are not denominated in the local currency are included in results of operations unless those balances arose from inter-company transactions deemed to be long-term in nature. Currency gains and losses for this exception are included, net of tax, in other comprehensive income (loss) in shareholders’ equity.

Fair Value of Financial Instruments

The carrying value of Amazys’ financial instruments included in current assets and current liabilities approximates fair value due to their short-term nature.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“US GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities at the date of the consolidated financial statements. If in the future such estimates and assumptions, which are based on management’s best judgement at the date of consolidated financial statements, deviate from actual circumstances, the original estimates and assumptions will be modified as appropriate in the year in which the circumstances change.

New Accounting Standards

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R) Share-Based Payment (“SFAS 123(R)”), which supersedes APB Opinion No. 25, Accounting for Stock Issued to

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employees. This statement focuses primarily on transactions in which an entity obtains employee services in exchange for share based payments. Under SFAS 123(R), a public entity generally is required to measure the cost of employees services received in exchange for an award of equity instruments based on the grant date fair value of the award, with such cost recognized over the applicable vesting period. In addition, SFAS 123(R) requires an entity to provide certain disclosures in order to assist in understanding the nature of share-based payment transactions and the effects of those transactions on the financial statements. The provisions of SFAS 123(R) are required to be applied as of the beginning of the first interim or annual reporting period that began after December 15, 2005. As such, Amazys is required to adopt the provisions of SFAS 123(R) at the beginning of the first quarter of fiscal 2006. Amazys expects to adopt the modified prospective method and is currently evaluating the impact that this statement will have on its consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs (“SFAS 151”), which amends Accounting Research Bulletin (ARB), No. 43, chapter 4, Inventory Pricing. This statement clarifies that abnormal amounts of idle facility expense, freight handling costs and wasted materials (spoilage) should be recognized as current-period charges and requires the allocation of fixed production overhead to inventory based on the normal capacity of production facilities. The provisions of SFAS 151 are required to be applied for fiscal years beginning after June 15, 2005. As such, Amazys is required to adopt the provisions of SFAS 151 as of January 1, 2006. Amazys does not expect that the implementation of SFAS 151 will have a material effect on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (“APB No. 29”), is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date SFAS No. 153 was issued. Amazys does not expect that the implementation of SFAS No. 153 will have a material effect on its consolidated financial statements.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, which is a replacement of APB Opinion No. 20, “Accounting Changes” and SFAS No. 3, “Reporting Changes in Interim Financial Statements”. SFAS No. 154 applies to all voluntary changes in accounting principle and changes the accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, SFAS No. 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is effected by a change in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact of adopting SFAS No. 154 cannot be accurately estimated at this time as no such accounting changes are currently contemplated.

In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of SFAS No. 143 (FIN 47). Under FIN 47, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. Any uncertainty about the amount and/or timing of future settlement should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies whether an entity

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

would have sufficient information to reasonably estimate the fair value. The provisions of FIN 47 are required to be applied no later than the end of fiscal years ending after December 15, 2005. As such, Amazys was required to adopt FIN 47 by the end of 2005. The adoption of FIN 47 did not have an affect on Amazys’ consolidated financial statements.

NOTE 3—GOODWILL

During June 2004, Amazys recorded CHF 3.1 million of goodwill in connection with its acquisition of the Graphic Intelligence Agency (“GIA”).

During the year ended December 31, 2003, Amazys completed two acquisitions for which goodwill was recorded. Additional goodwill of CHF 0.4 million in 2004 and CHF 0.3 million in 2005 was recorded as a result of additional purchase consideration related to these past acquisitions.

The following table reflects goodwill allocated to each reporting segment at December 31, 2005 and 2004 (in thousand):

	Color & Appearance		Digital Imaging		Total
Goodwill balance, January 1, 2004	CHF	1,157	CHF	10,514	CHF	11,671
Goodwill recorded		233		3,295		3,528
Currency translation effects		(90)		(603)		(693)

Goodwill balance, December 31, 2004		1,300		13,206		14,506
Goodwill recorded		292		—		292
Currency translation effects		200		1,077		1,277

Goodwill balance, December 31, 2005	CHF	1,792	CHF	14,283	CHF	16,075

NOTE 4—IDENTIFIED INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization of Amazys’ intangible assets, other than goodwill, are as follows (in thousands):

	At December 31,
	2005					2004
	Gross Assets		Accumulated Amortization		Net	Gross Assets	Accumulated Amortization		Net
Customer relationships	CHF	4,308	CHF	(3,936)	CHF372	CHF4,102	CHF	(3,525)	CHF	577
Trademarks and trade names		1,391		(326)	1,065	1,370		(301)		1,069
Technology and patents		1,566		(1,233)	333	1,494		(1,023)		471
Capitalized software costs		6,673		(3,292)	3,381	4,661		(1,660)		3,001
Covenants not to compete		817		(501)	316	758		(320)		438

Total	CHF	14,755	CHF	(9,288)	CHF5,467	CHF12,385	CHF	(6,829)	CHF	5,556

Intangible asset amortization expense was CHF 2.0 million and CHF 2.8 million during the years ended December 31, 2005 and 2004, respectively.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The average useful life of identified intangible assets is as follows:

Asset Category	Range of Useful Life
Customer relationships	3 to 5 years
Trademarks and trade names	3 to 15 years
Technology and patents	3 to 8 years
Capitalized software costs	3 years
Covenants not to compete	3 years

The estimated amortization expense for identified intangible assets for each of the succeeding five years is as follows (in thousands):

Years ending December 31,	Estimated Amortization
2006	CHF	2,694
2007		1,408
2008		776
2009		134
2010		65
Beyond 2010		390

Total identified intangible assets, net	CHF	5,467

NOTE 5—REVOLVING CREDIT AGREEMENT

Amazys maintains a revolving line of credit agreement with a bank, which provides for a maximum borrowing of CHF 20 million with variable interest at LIBOR plus 95 basis points as defined in the agreement. The borrowings are unsecured and no collateral balances are required under the agreement. There were no significant borrowings under this agreement during either the year ended December 31, 2005 or 2004.

NOTE 6—INCOME TAXES

The provision (benefit) for income taxes consisted of the following (in thousands):

	Year ended December 31,
	2005		2004
Current taxes	CHF	3,903	CHF	3,993
Deferred taxes		(5,307)		(1,676)

	CHF	(1,404)	CHF	2,317

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Major components of Amazys’ deferred tax assets and liabilities are as follows (in thousands):

	Year Ended December 31,
	2005		2004
Deferred tax assets:
Property, plant and equipment	CHF	532	CHF	—
Trademarks and other intangible assets		5,466		4,211
Other liabilities		1,198		959
Loss carry-forwards and tax credits carry-forwards		3,582		4,052
Other amounts		1,104		652

Gross deferred tax assets		11,882		9,874
Valuation allowance		(1,411)		(5,702)

Net deferred tax assets		10,471		4,172

Deferred tax liabilities:
Property, plant and equipment		(21)		(56)
Trademarks and other intangible assets		(117)		—
Benefit plans		(324)		(297)
Other		(1,277)		(1,242)

Total deferred tax liabilities		(1,739)		(1,595)

Net deferred tax assets	CHF	8,732	CHF	2,577

There was no unrecognized deferred tax liability relating to undistributed earnings of subsidiaries at December 31, 2005 and 2004.

Amazys has net operating loss carry-forwards of CHF 8.0 million available as of December 31, 2005 of which CHF 4.4 million are from the USA subsidiaries and CHF 3.6 million are from the UK subsidiary. The entire amount of these carry-forwards will expire between 2006 and 2024. The tax effect of these operating loss carry-forwards, at their respective jurisdictional statutory rate, is CHF 2.8 million, which when netted with the associated valuation allowance of CHF 1.1 million, results in an anticipated tax benefit of 1.7 million. Amazys also has approximately CHF 0.7 million in tax credit carry-forwards which will expire in the years 2018 through 2025.

One of Amazys’ USA subsidiaries had cumulative taxable losses during the period 2001 thru 2003. Accordingly, Amazys provided a full valuation allowance on the net operating loss carry-forwards (“NOL’s”) and other deferred tax assets of this subsidiary as of January 1, 2004. During the year ended December 31, 2004, this subsidiary had taxable income which was offset by the pre-existing NOL’s. Thus, a component of the previously recorded valuation allowance was reversed during 2004 reflecting both the usage of the NOL’s and also Amazys’ estimate of the recoverability of remaining deferred tax assets. This subsidiary continued to exceed profitability estimates during the year ended December 31, 2005. Thus, during 2005 Amazys reversed remaining valuation allowances related to that subsidiary’s deferred tax assets. The remaining valuation allowance of CHF 1.4 million relates to the UK subsidiary.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A reconciliation of the expected amount of income taxes computed by applying the statutory tax rate for Regensdorf, Switzerland to pre-tax book income to actual income tax expense (benefit) is as follows (in thousands):

	Year Ended December 31,
	2005		2004
Income before taxes	CHF	9,803	CHF	16,984
Expected tax amount calculated at a tax rate of 20.6% (2004: 26%)		2,020		4,415
Effect of different jurisdictional tax rates		406		(1,414)
Effect of expenses that are not deductible		144		1,843
Utilization of previously unrecognized losses		(1,466)		(1,833)
Change in valuation allowance		(2,234)		(716)
Other		(274)		22

Income tax (benefit) expense	CHF	(1,404)	CHF	2,317

Amazys paid income taxes in the amount of CHF 4.8 million and CHF 2.0 million during the years ended December 31, 2005 and 2004, respectively.

NOTE 7—EMPLOYEE BENEFIT AND OPTION PLANS

Employee Benefits

Most employees are covered by retirement benefit plans sponsored by group companies.

Gretag-Macbeth AG

A defined employee benefit plan is maintained by Gretag-Macbeth AG, Regensdorf, through an independent collective fund which provides pensions combined with life and disability insurance. The assets of the funded plans are therefore held independently of Amazys’ assets in a legally distinct and independent collective trust fund (Collective Fund, which serves many various unrelated employers). The Fund’s benefit obligations are fully reinsured by Swiss Life Insurance Company. The scheme is valued by independent actuaries using the projected unit credit method. The liabilities correspond to the projected benefit obligations of which the discounted net present value is calculated based on years of employment, expected salary increases and pension adjustments.

The last actuarial valuation was carried out as of December 31, 2005. The amounts recognized in the consolidated balance sheets are determined as follows (in thousands):

	Year Ended December 31,
	2005		2004
Fair value on plan assets	CHF	24,749	CHF	23,792
Projected benefit obligation (“PBO”)		(23,431)		(22,890)

Net over funded status		1,318		902
Unrecognized net actuarial gain		254		540

Net asset in the balance sheet	CHF	1,572	CHF	1,442

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The net asset is shown in other long-term assets in the consolidated balance sheets (in thousands).

	Year Ended December 31,
	2005		2004
At beginning of year	CHF	1,442	CHF	1,444
Net periodic pension costs		(1,398)		(1,388)
Contributions paid		1,528		1,386

At end of year	CHF	1,572	CHF	1,442

The following weighted-average assumptions were used in accounting for the defined benefit plan:

	Year Ended December 31
	2005	2004
Discount rate	3.25%	3.50%
Expected return on plan assets	5.00%	5.00%
Futures salary increases	1.50%	1.50%
Future pension increases	0.25%	0.25%

Net periodic pension cost of the plan in Switzerland includes the following components (in thousands):

	Year Ended December 31
	2005		2004
Current service costs	CHF	2,646	CHF	2,421
Interest		801		734
Expected return on plan assets		(1,190)		(990)
Less contributions paid by the employees		(859)		(777)

Net periodic pension cost	CHF	1,398	CHF	1,388

Changes in pension benefit obligation (in thousands):

	Year Ended December 31
	2005		2004
Obligations	CHF	22,890	CHF	18,360
Service cost		2,646		2,421
Interest cost		801		734
Actuarial (gain) loss		(1,611)		2,422
Benefit payments		(1,295)		(1,047)

Obligations at end of year	CHF	23,431	CHF	22,890

Changes in the fair value of plan assets were as follows (in thousands):

	Year Ended December 31
	2005		2004
Fair value at beginning of year	CHF	23,792	CHF	19,804
Benefit payments		(1,295)		(1,047)
Employer contributions		1,530		1,386
Participant contributions		859		777
Return on plan assets		(137)		2,872

Fair value at end of year	CHF	24,749	CHF	23,792

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accumulated benefit obligations are as follows (in thousands):

	Year Ended December 31
	2005		2004
Accumulated benefit obligations	CHF	22,938	CHF	22,376
Fair value of plan assets	CHF	24,749	CHF	23,792

Future benefits to the extent that they are based on compensation includes assumed salary increases as presented above consistent with past experience and estimates of future increases in the Swiss industrial labor market.

During the years ended December 31, 2005 and 2004 the pension fund’s weighted average expected long-term rate of return on assets was 5%. In developing this assumption, the input from third party pension plan asset managers was evaluated including their review of asset class return expectations and long-term inflation assumption and historical average return.

The weighted average actual asset allocations by asset category for the Fund’s pension plan assets were as follows (in thousands):

	Year Ended December 31
Asset Category	2005	2004
	(in %)
Reinsurance contract with Swiss Life	88.2	88.1
Equity Securities	5.1	5.1
Debt Securities	1.5	1.4
Real Estate	1.6	1.6
Other	3.6	3.8

Total	100	100

The majority of the assets (88.2%) were allocated to and held under a collective reinsurance contract by the Fund’s re-insurer Swiss Life Insurance Company who is investing the assets in a mix of domestic and international bond securities as well as domestic and international equity securities within the limits prescribed by the Swiss Pension Law (BVV2).

Amazys expects to contribute approximately CHF 1.5 million towards this benefit arrangement during 2006.

The following estimated future benefit payments which reflect expected future service are expected to be paid in the years indicated (in thousands):

Year(s)
2006	CHF	2,389
2007		2,344
2008		2,531
2009		3,117
2010		3,150
2011-2015		13,920

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

GretagMacbeth LLC, New Windsor

Effective January 4, 1997, United States employees were offered participation in a 401k plan (defined contribution plan) administered and maintained by Fidelity Investments. In a 401k plan, the employee directs the investment of the funds he or she contributes among a defined number of investment funds. Amazys matches employee contributions in an amount equal to 50% of the employees’ pre-tax contributions up to 6% of the legally eligible compensation contributed by the employee. In addition, Amazys contributes an amount equal to 2% of the compensation of eligible employees.

During the year ended December 31, 2005 and 2004, Amazys’ total contributions amounted to CHF 2.4 million and CHF 2.2 million, respectively.

Stock Option Plans

Certain members of senior management and selected other key employees of Amazys are offered participation in stock option plans. The first plan, “SOP 1997”, consisted of originally 220,000 share options which can be exercised to buy one share each of Amazys’ common stock, available in the form of conditional shares at a fixed strike price of CHF 35. The expiration of the SOP 1997 is March 31, 2008. The second plan, “SOP 1999”, consists of 270,000 share options. The strike price for these options is based on the average price of the shares of Amazys in the month preceding the option grant. The expiry date of these options is 10.5 years after the grant date.

During the year ended December 31, 2002, Amazys’ Board of Directors decided to adopt a stock option repurchase program for employees. As a result, Amazys re-acquired rights over 276,800 share options at a cost of CHF 703,000 which was charged to expense when settled during the year ended December 31, 2003. Furthermore, certain settling employees were subsequently offered additional option grants resulting in variable compensation expense being recorded for those subsequent grants in accordance with the provisions of FIN 44.

During the year ended December 31, 2003, a new stock option plan (“SOP 2003”) was established which became effective in February 2004. Eligible for this plan are certain members of senior management and selected other key employees of Amazys. The number of options to be issued and outstanding at any time, including options which have been issued under any prior stock option plan and the options issued under this plan, is limited to 10% of the total share capital of Amazys. Each option entitles the holder to purchase one share at the exercise price to be determined, as a rule, based on the weighted average price of the share as traded on the Swiss Stock Exchange in the first calendar quarter of the year of the option grant. For exceptional grants, the exercise price will be determined on the basis of the weighted average price of the share as traded on the Swiss Stock Exchange in the three full months preceding the date of the option grant. The term of each option granted under this plan is limited to 7 years. The exercise period for each option is limited to 3 years, beginning at the date the option vests. Vesting periods are set gradually over 4 years. Accordingly, four years after the grant date, each option granted under the plan will be fully vested.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A summary of stock options is as follows:

	2005			2004
	Shares	Weighted Average Exercise Price		Shares	Weighted Average Exercise Price
Outstanding at beginning of year	201,250	CHF	24.28	114,700	CHF	15.81
Granted	74,000		73.75	119,500		32.12
Exercised	(54,150)		18.11	(21,950)		22.87
Canceled	(6,700)		49.26	(11,000)		23.88

Outstanding at end of year	214,400		42.13	201,250		24.28

Exercisable at end of year	41,750		24.39	47,850		17.51

A summary of stock options outstanding as of December 31, 2005 is as follows:

	Outstanding				Exercisable
Price Ranges	Shares	Weighted Average Exercise Price		Weighted Average Remaining Contractual Life (Years)	Shares	Weighted Average Exercise Price
CHF10.90 – 15.75	47,900	CHF	12.30	7.1	16,250	CHF	13.34
23.00 – 46.00	97,500		33.73	4.0	25,500		31.43
74.70 – 74.80	69,000		74.72	5.0	—		—

	214,400		42.13	5.0	41,750		24.39

Restricted Stock Units

During 2005, 2004 and 2003, respectively, Amazys granted 2,500, 5,523 and 10,000 restricted stock units with a fair value of CHF 62.00, CHF 39.70 and CHF 10.60 per share, the respective market prices of the stock at the date granted to certain members of senior management and selected other key employees of Amazys. The restricted stock units require no payment from the employee and compensation cost is recorded based on the market price on the grant date over the vesting period of two years. The compensation expense related to the restricted stock awards totaled CHF 176,513 and CHF 201,841 during the years ended December 31, 2005 and 2004, respectively.

During 2003, another 20,000 restricted units of common stock were granted retroactively to January 2000, vesting over 5 years. The fair value of CHF 57.63 per share represents the market value on January 1, 2000. Compensation expense related to this grant was CHF 230,520 during the year ended December 31, 2004.

Stock option plans and restricted stock grant plans include clauses for immediate vesting in case of changes of control of Amazys.

NOTE 8—BUSINESS COMBINATION

Sequel Imaging LLC

In March 2003, Amazys acquired 100% of the shares of Sequel Imaging LLC, Londonderry, NH, USA. The acquisition of Sequel Imaging extends the Digital Imaging business unit’s ability to deliver seamless color

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

solutions through low-cost monitor calibration. Sequel Imaging has strong technology and know-how, as well as important customer relationships with a number of large multinational companies where Amazys can extend its presence. Amazys’ cost of that acquisition was CHF 3.1 million in 2003, and, due to the achievement of agreed targets, Amazys incurred contingent consideration of CHF 2.2 million paid during the year ended December 31, 2004.

The acquisition was accounted for as a purchase business combination and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the date of acquisition. The following table shows the allocation of the purchase price based on the finalized fair values of the assets and liabilities.

	Fair Value (in thousands)		Useful Life (in months)
Fair value of net assets assumed	CHF	105
Identified intangible assets—amortizable
Technology and patents		294	60
Customer related intangible		1,213	48
Covenants not to compete		158	60
Goodwill		3,576

Net assets acquired	CHF	5,346

SheLyn Software, Inc.

In April 2003, Amazys acquired certain assets of SheLyn Software, Inc., located in Greensboro, NC, USA. SheLyn is a small software company which develops, markets and supports a range of color software solutions for the retail and textile supply chain markets. The acquisition of assets strengthens deliverables in the area of Enterprise Color Management solutions, which extends Amazys’ range of offerings.

Amazys has recorded goodwill totaling CHF 0.8 million in connection with this transaction (CHF 0.2 million in 2003, CHF 0.3 million in 2004 and CHF 0.3 million in 2005.)

Goodwill was allocated to the Color and Appearance segment.

Graphic Intelligence Agency, Inc.

During the second quarter of 2004, Amazys acquired Graphic Intelligence Agency, Inc. (“GIA”), a provider of training, hotline support, interactive support services and consulting to both major manufacturers of color technology products and end users of color management solutions. The GIA acquisition will give Amazys the capability to create synergies by building a unified network in the professional services field that will deliver more value-added service products to an even broader set of markets.

In June 2004, Amazys paid CHF 3.3 million to the previous shareholders of GIA for the acquisition of GIA. As part of the purchase agreement, Amazys additionally agreed to contingent payments to the previous shareholders based on the level of future revenues for a twelve month period in relation to the contractually agreed benchmark. Per the terms of the purchase agreement, the right to any contingent consideration was forfeited if the previous shareholders did not remain employed by Amazys during the measurement period. For this reason, and based on the guidance of EITF 95-8, contingent consideration of CHF 5.2 million that was ultimately paid in 2005 was recorded in the consolidated statement of operations as compensation expense over the measurement period, based on probability assessments performed (CHF 4.7 million in 2005 and CHF 0.5 million in 2004). Goodwill was allocated to the Digital Imaging segment.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The acquisition was accounted for as a purchase business combination and accordingly, the purchase price has been allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the date of acquisition. The following table shows the allocation of the purchase price based on the finalized fair values of the assets and liabilities.

	Fair Value (in thousands)		Useful Life (in months)
Fair value of net assets assumed	CHF	(15)
Identified intangible assets—amortizable
Covenants not to compete		226	60
Goodwill		3,104

Net assets acquired		3,315

The following un-audited pro forma consolidated results of operations for the year ended December 31, 2004, assumes the acquisition of GIA occurred as of the January 1, 2004 (in thousands, except per share data):

Net sales	CHF	137,127
Net income	CHF	14,695

Earnings per share:
Basic	CHF	4.69
Diluted	CHF	4.61

Weighted Average Shares Outstanding
Basic		3,130
Diluted		3,182

The pro forma results above include certain adjustments to give effect to amortization of intangible assets and certain other adjustments and related income tax effects. The pro forma results are not necessarily indicative of the operating results that would have occurred, had the acquisitions been completed as of the beginning of the period presented, nor are they necessarily indicative of future operating results.

NOTE 9—SEGMENT INFORMATION AND GEOGRAPHIC DATA

Two business segments with expanded segment information are reported based on Amazys’ organizational structure and its internal financial reporting system. The two segments are Color and Appearance and Digital Imaging. Color and Appearance includes bench-top (laboratory), online and portable spectrophotometers, as well as software for quality control and color formulation. Digital Imaging is focused on controlling color in applications where the final output is an image such as a photograph, brochure, catalog, large-format poster or Internet web page.

For these two operating segments, management has two primary measures of segment performance: revenue and operating income. Revenues for each operating segment are reported according to product lines. There are no inter-operating segment revenues. Costs of sales are based on standard costs, which include materials, direct labor, warranty expense and an overhead allocation, as well as variances from standard costs. Software cost of sales include distribution and documentation costs for applications sold, along with other labor and operating costs for custom software development, project management, consulting and systems support. Hardware and software cost of services include materials, labor and overhead. Operating expenses directly associated with each operating segment may include sales, marketing, product development or administrative expenses.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corporate operating expenses, interest income, interest expense, other income (expense) and income tax expense (benefit) are not allocated to the operating segments, nor included in the measure of segment profit or loss. Assets and liabilities are allocated to the operating segments (in thousands).

Operating Segment Information

Year Ended December 31,	Color & Appearance	Digital Imaging	Unallocated Corporate	Consolidated
2004
Net sales	50,704	84,675	—	135,379
Operating income	6,272	12,687	(1,731)	17,228
Interest net	—	—	241	241
Other, net	—	—	(485)	(485)
Taxes	—	—	(2,317)	(2,317)
Net income	—	—	—	14,667
Assets	52,524	50,923	2,613	106,060
Depreciation and amortization	2,401	2,968	—	5,369
Capital expenditures	904	2,201	110	3,215
Liabilities	9,446	17,100	1,985	28,531

2005
Net sales	50,942	92,108	—	143,050
Operating income	5,190	4,107	(809)	8,488
Interest net	—	—	436	436
Other, net	—	—	879	879
Taxes	—	—	1,404	1,404
Net income	—	—	—	11,207
Assets	69,562	52,631	4,002	126,195
Depreciation and amortization	1,306	3,633	20	4,959
Capital expenditures	1,108	3,629	—	4,737
Liabilities	10,881	18,819	1,929	31,629

Information about Geographic Areas

Shipments to some of Amazys’ OEM customers are made to centralized purchasing and manufacturing locations, which in turn sell through to other locations. As a result of these factors, Amazys believes that sales to certain geographic locations might be higher or lower.

The following is a breakdown of revenues (by shipment destination), assets and capital expenditures for the years ended December 31, 2005 and 2004, respectively (in thousands):

Year Ended December 31,	Europe	America	Asia	Consolidated
2004
Net sales	69,210	42,548	23,621	135,379
Assets	54,738	50,969	353	106,060
Capital expenditures	1,026	2,103	86	3,215

2005
Net sales	69,443	44,086	29,521	143,050
Assets	62,378	62,717	1,100	126,195
Capital expenditures	3,970	710	57	4,737

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Information about Major Customers

During the past two years Amazys had had one major customer with total net sales greater than 10% of consolidated totals. That customer accounted for approximately 27% of the net sales of the Digital Imaging Segment during the year ended December 31, 2005 and approximately 25% of the net sales of the Digital Imaging Segment during the year ended December 31, 2004. The same customer accounted for approximately 12% of the accounts receivable balances as of both December 31, 2005 and 2004.

NOTE 10—CONTINGENCIES, COMMITMENTS AND GUARANTEES

Commitments

Amazys has non-cancelable operating leases for cars and property rentals expiring at various dates through 2010. Rent expense under its operating leases was CHF 2.9 million during the year ended December 31, 2005 and CHF 2.8 million during the year ended December 31, 2004.

Amazys leases a portion of a building it owns to another party under non-cancelable operating leases which expire in May 2013. Receipts under Amazys’ non-cancelable leases were CHF 317,000 during the year ended December 31, 2005 and CHF 314,000 during the year ended December 31, 2004.

Future minimum payments under Amazys’ non-cancelable operating lease obligations and the future minimum rentals to be received by Amazys under the separate lease agreement (all with initial or remaining terms in excess of one year) are as follows (in thousands):

	Lease Payments	Lease Revenue
2006	CHF2,358	CHF(346)
2007	632	(355)
2008	240	(357)
2009	230	(377)
2010	506	(391)
Thereafter	128	(944)

Total minimum lease payments	CHF4,094	CHF(2,770)

Contingencies

Amazys is involved in legal proceedings, legal actions, and claims arising in the normal course of business. Such involvements are subject to many uncertainties, and outcomes are not predictable with assurance. Amazys records amounts for losses that are deemed probable and subject to reasonable estimate. Amazys does not believe that the ultimate resolution of these matters will have a material adverse effect on its consolidated financial statements.

Guarantees

Amazys has standby letters of credit to guarantee its performance under certain contracts. The outstanding amounts of standby letters of credit were CHF 403,000 at December 31, 2005.

AMAZYS HOLDING AG AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 11—OTHER RELATED PARTY TRANSACTIONS

Dr Eduard M. Brunner, who is a member of Amazys’ Board of Directors, is also Chairman of Gretag AG as well as shareholder of Gretag AG. A lease agreement for office space and manufacturing facilities at the Regensdorf premises exists between Gretag AG and Amazys. Rent of CHF 1.4 million (2004: CHF 1.4 million) was paid in 2005.

In 2004, Amazys acquired all trade marks from Gretag AG containing the element “Gretag” at a purchase price of CHF 110,000.

NOTE 12—SUBSEQUENT EVENT

On January 30, 2006, Amazys entered into an agreement (the “Acquisition Agreement”) with X-Rite, Incorporated (“X-Rite”) in which X-Rite agreed to purchase all of the outstanding registered shares of Amazys (the “Acquisition”). X-Rite is a United States public company, based in Grandville, Michigan and traded on the NASDAQ Exchange. If the Acquisition is consummated, Company stockholders will receive in exchange for their Amazys common stock a combination of cash and shares of X-Rite common stock. Amazys estimates the acquisition payments to Amazys stockholders will total approximately US$280 million or CHF 77 per share plus 2.11 shares of Amazys common stock per share of Company common stock.

The Board of Directors of Amazys and X-Rite have given their respective approvals to the transaction, which is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act, the European Union merger control regulation, and other customary closing conditions. The acquisition could result in the divestiture of certain assets and operations, if required by regulatory agencies. The completion of the agreement is subject to approval by the stockholders of X-Rite. The tender offer is conditioned on 70 percent of Amazys’ fully diluted shares being tendered as well as other conditions in accordance with Swiss takeover regulations. Subject to the aforementioned approvals, the acquisition is expected to close in the second quarter of 2006.